EXHIBIT 10.2

                        THE FIRST NATIONAL BANK

                              OF BERWICK

                MANAGEMENT INCENTIVE COMPENSATION PLAN



                               CONTENTS


       I.  PURPOSE                                          1
      II.  GENERAL DESCRIPTION                              2
     III.  PLAN ADMINISTRATION                              3
      IV.  PLAN PARTICIPANTS                                5
       V.  OPERATING RULES                                  6
      VI.  SUMMARY OF SUPPLEMENTARY PLAN DOCUMENTS          9

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                              I.  PURPOSE
     The purpose of the Management Incentive Compensation Plan is to provide incentives and awards to top management employees who, through high levels of performance, contribute to the success and profitability of The First National Bank of Berwick. The Plan is designed to support organizational objectives and financial goals, as defined by the Bank's Strategic and Financial Plans, by making available additional, variable, and contingent incentive compensation.

                       II.  GENERAL DESCRIPTION
     The Management Incentive Compensation Plan is based upon the achievement of a required budget net income figure before any incentive award "pool" is formed. The Plan specifies annual goals that are consistent with those contained in the Strategic Business Plan and the annual Profit Plan.
     The calculation of share of profits to be distributed to the Plan participants, and the incentive formulas, are constructed to provide awards that are consistent with achieved profitability levels. The incentive formulas insure a level of incentive award that will enable The First National Bank to attract, retain, and motivate high-quality management personnel and support continued growth and profitability.
     The Management Incentive Compensation Plan is established to augment regular salary and benefits programs already in existence.
The Plan is not meant to be a substitute for salary increases, but as a supplement to salary, and, as stated earlier, as an incentive for performance that contributes to outstanding levels of achievement.

                       III.  PLAN ADMINISTRATION
     Throughout this Plan document, reference to the actions and authority of the Human Resource Committee of the Board of Directors also presumes that the Committee will recommend, and the Board of Directors will approve or disapprove, final disposition of all matters pertaining to the administration of the Plan. The Committee, with Board approval, has the responsibility to interpret, administer, amend, or recommend suspension or termination of the Plan as necessary. The recommendations of the Committee, as approved by

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the Board, affecting the construction, interpretation, and
administration of the Plan shall be final and binding on all parties, including the Bank and its employees.
     Matters before the Committee shall be decided upon a majority vote of the Committee and recommended to the Board for final action. Plan participants who are members of the Committee shall not be entitled to vote on matters relating to the eligibility for and/or determination of their own incentive compensation awards.
     During the first quarter of each Plan Year, the Committee may review and revise the operating rules. Performance measures and awards based upon those measures, may be changed in order to emphasize specific goals and objectives of the Plan. However, it is expected that the Plan will require modification only when significant changes in organization, goals, personnel, or performance occur. The Chief Executive Officer shall inform the Committee of any proposed changes to the operating rules.
     Computation of incentive awards will be made by the Chief Executive Officer in consultation with the Chairman of the Board. Maintenance of participant payments and other related records shall be the responsibility of the Bank's Human Resource Manager. Such computations and records may be audited annually by the independent auditors of the Bank prior to submission to the Committee and the Board for review and approval.
     Finally, the Committee, in the exercise of its discretion with respect to the determination of the amount of the incentive plan pool for any given Plan Year, may take into account the presence or absence of nonrecurring or extraordinary items of income, gain, expense, or loss, and any and all factors that, in its sole discretion, may deem relevant.
     Extraordinary occurrences may be excluded when calculating performance results to insure that the best interests of the Bank are protected and are not brought into conflict with the best interest of plan participants.

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                        IV.  PLAN PARTICIPANTS
     Participation in the Management Incentive Plan at The First National Bank of Berwick is limited to the executive management team. This management team includes the following functional job titles:
  A.  Chief Executive Officer
  B.  Finance/Control Division Manager
  C.  Sales/Marketing Division Manager
  D.  Trust Services Division Manager
     Plan participation by these four (4) individuals recognizes the importance of this group to the Bank and the potential these officers have to influence the achievement of financial and strategic objectives.
     The only additional eligibility requirement is that the manager named to one of the four (4) positions noted above must have served in the position the full twelve (12) months of the plan year in order to be eligible.

                          V.  OPERATING RULES
I.    The Plan shall be effective as of April 1, 1988.
      A. The Board of Directors of The First National Bank of Berwick may amend, suspend, or terminate the Plan at any time.
      B. The Plan shall be administered by the Human Resource Committee with assistance from Executive Management.
      C. The Human Resource Committee shall adopt such rules and regulations and shall make determinations and interpretations of the Plan thereunder as it shall deem appropriate. All such rules, regulations, and determinations, as approved by the Board of Directors, shall be conclusive and binding upon all parties.
      D. Eligibility for participation in the Plan is based upon the eligibility requirements as stated herein.
      E. Supplementary Plan Documents relating to participants, the targeted incentive plan pool, and other pertinent matters will be prepared by the Committee, and approved by the Board of Directors,

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          during the first quarter of each Plan Year.
      F.  The incentive plan pool may be funded, within the
          discretion of the Board of Directors, with the following to be used as a general guideline:
                Fund as a                      % of Budget
               % of Budget                     Beyond Goal

            Greater than 90% of budget             5%
               up to 95% of budget

            Greater than 95% of budget             10%
               up to 100% of budget

            In excess of budget                    15%

      G. Allocation of the plan pool will be made in accordance with the guidelines shown in Section VI of this Plan document.
          As noted in these guidelines, individual performance standards must be met before an eligible participant will receive all or part of his/her eligible portion of the pool.
      H. Within thirty (30) days following the end of the Plan Year, or as soon as financial and operating results are known, eligible participants will receive their appropriate incentive plan payment. Unless otherwise determined and approved by the Board of Directors, this payment will be made in cash.
      I. Basic Incentive Plan guidelines for any Plan Year shall be reviewed with the participants at the beginning of each Plan Year.
      J. Partial payments under the Plan shall be administered as follows:
          1. Retirement: In the event of termination of employment through retirement, the employee may, at the discretion of the Committee, be considered to have earned one-twelfth
                       (1/12) of the annual incentive compensation
               award of a particular year for each month of employment in the Plan Year of his/her retirement.
          2. Death: If a participant dies, the amount of the award may be prorated for each month of employment during the Plan Year at the discretion of the Committee, and paid to the estate or designated beneficiary.
          3.   Termination for Reasons Other Than Death or Retirement:
               In the event of termination of employment for reasons other than death or retirement, the participant, at the discretion of

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               the Committee, will forfeit all unpaid incentive
               awards.
      K. No right or interest of any participant in the plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy, except to a beneficiary upon the death of a participant as herein provided.
      L. An award under the Plan shall not confer any right on the participant to continue in the employ of the bank, or limit in any way the right of the bank to terminate the participant's employment at any time. The receipt of an award for any one year shall not guarantee an employee the right to receive an award for any subsequent year.
      M. The Bank shall have the right to deduct from all payments under this Plan any federal or state taxes required by law to be withheld with respect to such payments.
      N. The Committee, with concurrence of the Board of Directors, may terminate, amend, or modify this Plan at any time.

             VI.  SUMMARY OF SUPPLEMENTARY PLAN DOCUMENTS
      A.  Allocation of Incentive Plan Pool
                                                      Maximum %
                  Job Title                            of Pool
          1.  Chief Executive Officer                    40%
          2.  Finance/Control Division Manager           30%
          3.   Trust Services Division Manager           15%
          4.   Sales/Marketing Division Manager          15%